Exhibit 3.2

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS
AND OTHER  RIGHTS OF
SERIES A PREFERRED STOCK OF GENESIS GROUP HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned President of GENESIS GROUP HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation's Certificate of Incorporation, as amended, and in accordance with the provisions of the resolution creating a series of the class of the Corporations authorized Preferred Stock as designated as Series A Preferred Stock as follows:

FIRST:  The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 500,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, and further authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of preferred stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND:   By unanimous written consent of the Board of Directors of the Corporation dated June I, 2011, the Board of Directors have designated 20,000,000 shares of the preferred stock as Series A Preferred Stock.  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series A Preferred Stock shall be as hereinafter described.

THIRD:  Article Fourth of the Certificate of Incorporation of this Corporation is amended to include the following:

Series A Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of 20,000,000 shares, as Series A Preferred Stock which shall have the following designations, rights and preferences:

1.          Stated Value.   The stated value of the Series A Preferred Stock shall be $0.0001  per share.

2.          Dividends.   The  holders of Series  A Preferred Stock shall  have no rights to  receive dividend distributions or to participate in any dividends declared by the Corporation to or for the benefit of the holders of its common stock.

3.          Conversion.    Shares  of  Series  A  Preferred  Stock  (the  “Preferred  Stock”)  shall  be convertible into shares of the Corporation's common stock, par value $0.0001 per share (the “Common Stock”), at the conversion ratio of ten (10) shares for every one (I) shares of common stock.

 (a)      Mechanics  of  Conversion. The  conversion  of  the  Preferred  Stock  shall  be conducted in the following manner:

(i)          Holder's Delivery Requirements.  To convert Preferred Stock into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver) for receipt on or prior to II :59 p.m., Eastern Standard Time on such date, a copy of a fully executed notice of conversion (the “Conversion Notice”) to the Corporation's  designated transfer agent (the “Transfer Agent”') with a copy thereto to the Corporation and (b) surrender to a common carrier for delivery to the Transfer Agent at such time the original certificates representing the Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificate”), duly endorsed for transfer.

(ii)         Corporation's Response.  Upon receipt by the Corporation of a copy of the Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, the Transfer Agent shall, on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Transfer Agent), issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate registered in the name of the Holder or its designee for a number of shares of Common Stock to  which the Holder shall  be entitled.  If the  number of  Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Stock being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s), issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Stock not converted.

(iii)        Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Stock shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

 (b)              Taxes. The Corporation shall pay any and all taxes that may be payable with respect to the issuance and delivery of the Common Stock upon the conversion of the Preferred Stock.

 (c)              Adjustments to the Conversion Ratio.  If the Corporation at any time subdivides or combines (by any forward or reverse stock splits, or declares or undertakes a stock dividend, recapitalization or otherwise) with respect to its outstanding shares of Common Stock, the Conversion Ratio shall be adjusted proportionately.

4.          Redemption.   The Preferred Stock is not redeemable without the prior express written consent of the holders of the majority of the voting power of all then outstanding shares of such Preferred Stock. In the event any shares of Preferred Stock shall be redeemed pursuant to this section, the shares so redeemed shall automatically be cancelled and returned to the status of authorized but unissued shares of preferred stock.

5.          Voting Rights.  Each share of Preferred Stock shall entitle the holder thereof to ten (10) votes, and with respect to such vote, shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of this Corporation, and shall be entitled to vote, together as a single class with holders of common stock and any other series of preferred stock then outstanding, with respect to any question or matter upon which holders of common stock have the right to vote.  Preferred Stock shall also entitle the holders thereof to vote the shares as a separate class as set forth herein and as required by law.   In the event of any stock split, stock dividend or reclassification of the Corporation's common stock, the number of votes which attach to each share of Preferred Stock s hall be adjusted in the same proportion as any adjustment to the number of outstanding shares of common stock.

6.          Liquidation. Dissolution. Winding-Up.    In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Preferred Stock  then outstanding shall be entitled  to receive, out of  the remaining  assets of  the Corporation available for distribution to its stockholders, an amount equal to $0.0001 per share.

7.          Protective Provisions.  So long as any shares of Preferred Stock are outstanding, this Corporation shall not without first obtaining the written approval of the holders of at least a majority of the voting power of the then outstanding shares of such Preferred Stock {i) alter or change the rights, preferences or privileges of the Preferred Stock, or {ii) increase or decrease the total number of authorized shares of Preferred Stock.

8.          No Preemptive Rights.   No holder of the Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

9.          Remedies, Characterizations. Other Obligations. Breaches and Injunctive Relief.    The remedies provided din this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity {including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation.

10.        Specific Shall Not Limit General.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its President as of this 1st day of June 2011.

GENESIS GROUP HOLDINGS, INC.

By:	/s/ Gideon D. Taylor
Gideon D. Taylor, President
CEO